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Exhibit 21

SUBSIDIARIES OF DIRECT FOCUS, INC.

Nautilus Fitness Products, Inc., a Washington corporation
Nautilus Human Performance Systems, Inc., a Virginia corporation
Nautilus, Inc., a Washington corporation
Direct Focus Sales Corporation, a Washington corporation
Direct Focus FSC, Ltd., a Barbados corporation
DFI Properties, LLC, a Virginia limited liability company
BFI Advertising, Inc., a Washington corporation
DFI Leaseco, LLC, a Washington limited liability company

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SUBSIDIARIES OF DIRECT FOCUS, INC.